 Exhibit 99.1

Socket Mobile Takes Goodwill Impairment Charge in Q3 2020

NEWARK, Calif., – November 17, 2020 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, announced today that it has completed the annual goodwill impairment test required by generally accepted accounting principles. As a result of the lower stock price from the beginning of 2020 through the annual goodwill measurement date of September 30th, the Company concluded that an adjustment to its fair value was required.

The non-cash impairment charge totaled $4.4 million and was recorded in the Company’s Q3 2020 results. The impairment charge does not affect the Company’s cash position, cash flow from operating activities, bank debt covenants, and does not have any impact on future operations.

The revised financial tables reflecting the goodwill impairment can be found at the end of this press release. For detailed information, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 at https://www.sec.gov/Archives/edgar/data/944075/000094407520000048/q3-2020.htm

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2020, Socket Mobile, Inc. All rights reserved.

-- Revised financial tables to follow --

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended Sept 30,			Nine months ended Sept 30,
	2020		2019	2020		2019
Revenue	$4,109		$4,980	$11,044		$14,668
Cost of revenue	1,835		2,344	5,186		7,003
Gross margin	2,274		2,636	5,858		7,665
Gross margin percent	55.3%		52.9%	53.0%		52.3%
Research & development	681		1,015	2,421		2,906
Sales & marketing	658		785	2,148		2,312
General & administrative	486		707	1,741		2,053
Goodwill impairment charges	4,427		—	4,427		—
Total operating expenses	6,252		2,507	10,737		7,271
Operating income (loss)	(3,978)		129	(4,879)		394
Other income	—		—	70		—
Interest income (expense), net	(24)		(25)	(51)		(83)
Income tax (expense) benefit	(1)		(10)	(1)		(85)
Net income (loss)	$(4,003	)*	$94	$(4,861	)*	$226
Earnings (loss) per share: Basic Diluted	$ (0.62 $ (0.62	)* )*	$ 0.02 $ 0.01	$ (0.76 $ (0.76	)* )*	$ 0.04 $ 0.04
Weighted average shares outstanding: Basic Diluted	6,038 6,038		5,999 6,317	6,020 6,020		5,980 6,237

*Included goodwill impairment adjustment of $4.43 million recorded as of September 30, 2020

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2020 (Unaudited)		December 31, 2019**
Cash	$1,775		$959
Accounts receivable, net	2,359		2,837
Inventories, net	3,362		3,179
Deferred cost on shipments to distributors	179		234
Other current assets	317		312
Property and equipment, net	835		864
Goodwill	—		4,427
Deferred tax assets	5,507		5,507
Operating leases right-of-use assets	704		937
Other long-term assets	170		202
Total assets	$15,208	*	$19,458
Accounts payable and accrued liabilities	$2,417		$2,651
Bank line of credit	—		1,413
Notes payable	1,059		333
Subordinated convertible notes payable, net of discount	168		—
Subordinated convertible notes payable, net of discount-related party	1,265		—
Deferred revenue on shipments to distributors	557		611
Deferred service revenue	55		74
Operating lease liabilities	855		1,134
Other liabilities	—		8
Total liabilities	6,376		6,224
Common stock	61,532		61,073
Accumulated deficit	(52,700	)*	(47,839)
Total equity	8,832	*	13,234
Total liabilities and equity	$15,208	*	$19,458

*Included goodwill impairment adjustment of $4.43 million recorded as of September 30, 2020

**Derived from audited financial statements.

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